Exhibit 11.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use of our report dated August 30, 2024, on the financial statements of Worthy Wealth, Inc. as of June 30, 2024, and for the period from July 11, 2023 (inception) to June 30, 2024, included in this Regulation A Offering Statement of Worthy Wealth, Inc., on Form 1-A/A, and to the reference to our firm under the heading “Experts”.

Assurance Dimensions

Coral Springs, Florida

September 16, 2024